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                                    EXHIBIT 4
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PRESS RELEASE

      FUTUREMEDIA PLC TAKES STAKE IN SCANDINAVIAN ELEARNING PROVIDER LUVIT

          COOPERATION AIMS TO BUILD LEADING EUROPEAN ELEARNING VENTURE

ARUNDEL, U.K., APRIL 23, 2003 -- E-learning solutions provider Futuremedia Plc (Nasdaq: FMDAY) today announced that the Board of Futuremedia and the Board of Swedish eLearning provider Luvit AB have agreed for Futuremedia to acquire 29.8% of Luvit, partly subject to approval by the shareholders of Luvit.

Futuremedia has agreed to buy 7.8 million new Luvit shares at an issue price of SEK 1.10 ($ 0.13) representing a total purchase price of approximately $1.01 million. This will bring Luvit's outstanding shares to 37,478,431. Futuremedia will simultaneously purchase 3,350,000 of existing Luvit shares, currently owned by Volito Group, Luvit's majority shareholder. The transaction with Volito, one of Sweden's large institutional investors, will be settled with a mix of cash and new Futuremedia shares, whereby Volito Group will become a 14.58 % shareholder of Futuremedia.

Luvit AB and Futuremedia have also agreed to cooperate to expand their existing client bases in the UK and Scandinavia, whilst at the same time opening up Luvit's client base to Futuremedia's content production and content brokerage. Luvit's product offering complements Futuremedia's core business, enhancing the company's position as a single source provider of eLearning solutions.

Jan Vandamme, Chairman of the Board of Futuremedia, said: "This investment exploits the sound base of our existing business in the U.K., Europe's largest eLearning market. As we continue to execute our strategy, this partnership offers us the chance of enhancing the depth of our product and service range. Together with Luvit we plan to continue to build our next generation eLearning Management System."

Mats Johansson, CEO of Futuremedia added: "We also plan to cooperate in building a leading European eLearning venture, based on our and Luvit's strong client portfolio and product offering. One of the areas we are rapidly expanding is our profitable content brokerage and production service, where we believe that Luvit can offer us a solid client base in Scandinavia, the second largest eLearning market in Europe, for whom we can improve the eLearning service."

Ola Svantesson, President & CEO of Luvit AB commented: "We are very happy to welcome Futuremedia as a leading shareholder and partner in the eLearning market. This investment by Futuremedia represents a much-needed opportunity to deliver further eLearning resources into our area, especially to large corporations and organisations. Our joint offering will make further cost reductions available to our clients, whilst at the same time further enhancing their knowledge management and dissemination. We are also looking forward to develop a mutual next generation Learning Management System. I believe that this investment will provide Futuremedia's management with an excellent opportunity to maximise the capabilities their organisation."

ABOUT LUVIT AB

Luvit AB (publ) develops and sells software to support web-based learning. Luvit's learning environment was created by educators for educators and students and offers pedagogical freedom and several communication options. The software has a low user threshold and, for the user, is platform independent. Luvit's customers include Sony Ericsson Mobile Communication, TeliaSonera and a number

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of the world's leading universities. The company was formed in 1998 in Lund,
Sweden, and is currently mainly active in the European market. Luvit has 25 employees and net sales of SEK 12.2 million. Since June 2000, Luvit's shares have been traded on the "Nya marknaden" (New Markets) section of Stockholmsborsen (the Stockholm Exchange) under the symbol LUVA. Read more at http://www.luvit.com.

ABOUT FUTUREMEDIA PLC

Futuremedia PLC (est. 1983) is a Solutions Provider in the growing e-learning market with 20 years experience in the interactive media field supplying products and services to industrial and commercial business sectors and government, mainly in the U.K. and Continental Europe.

The Company has a proven
track record in providing knowledge and training via Solstra, its proprietary Learning Management System which in its largest application has a capacity for 240,000 users.

Incorporated within its principal operation headquartered in the UK, Futuremedia's Professional Services team identify and specify client requirements and Futuremedia's Content Studio then design and develop custom content for clients' needs. The Futuremedia Library unit specifies and administers any content required from its comprehensive range of third party products. The Solstra Team deploy Futuremedia's own Learning Management System enabling training to be rapidly administered, delivered and progress tracked.

Futuremedia's customers include Royal Mail, Syngenta, BUPA and BT. Training content from partners SmartForce, Centra Software, SkillSoft and NETg is supplied and supported. Futuremedia can be found on the Web at http://www.futuremedia.co.uk

"SAFE HARBOR" STATEMENT UNDER SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934

This press release contains forward-looking statements related to future results and speaks only of the Company's expectations as of the date hereof. Such statements include discussions concerning Company's future financial performance and the future performance of the Company's products. Such statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from expectations. The risks and uncertainties include the early stage of the Internet and intranet learning and communications market, the management of growth, the ability of the Company to develop and successfully market new products, to bring new partnerships to fruition, rapid technological change and competition, and other factors detailed in the Company's filings with the US Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any such statement to reflect any change in expectations or in information on which any such statement is based. All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

CONTACT: Futuremedia PLC

         Press Information:
         Kay Phelps, PR Department
         Tel.:  +44 7710 043244
         E-mail: kay.phelps@btinternet.com

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        Investor Relations Queries:
        Mats Johansson, CEO
        Tel.: +44 1243 555000
        E-mail: ir@futuremedia.co.uk

        IR: Annemieke Lommaert-Blondeel
        Tel.:+44 1308 863871
        E-mail: a.blondeel@dial.pipex.com



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